Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

For Release:	Immediate

	Media	Marvin Brown	(281) 591-4212
		Bruce Bullock	(281) 591-4429
	Investors	Maryann Seaman	(312) 861-6414

FMC Technologies Reports 14 Percent Increase in Third Quarter 2004 Earnings Per Share of $0.32

Highlights:

•	Inbound orders of $675 million up 38 percent from prior-year quarter

•	Energy Systems’ sales and operating profit up 30 percent and 32 percent, respectively

•	Energy Production’s 2004 year-to-date inbound is double 2003 level

•	Energy Systems’ record backlog of $1.35 billion includes a solid subsea component

•	Earnings per share guidance maintained for full-year 2004 in the range of 15 to 20 percent over 2003

HOUSTON, October 25, 2004 – FMC Technologies, Inc. (NYSE: FTI) today reported third quarter 2004 revenue of $700 million and earnings of $0.32 per diluted share. Revenue increased 25 percent and earnings per diluted share increased 14 percent over third quarter 2003 results. Inbound orders of $675 million increased 38 percent from the prior-year quarter due primarily to subsea project orders. Backlog of $1.6 billion includes $1.0 billion of subsea orders. Debt, net of cash, at the end of the third quarter was $167 million.

“We had a strong third quarter, reflecting the continuing strength of our Energy Systems businesses,” said Joseph H. Netherland, Chairman, President and Chief Executive Officer. “Our third quarter results were driven by our subsea systems business as well as our surface and fluid control businesses which benefited from increased drilling activity. Operating profits from our Energy Systems businesses in the third quarter improved 32 percent over the prior-year quarter. Backlog in Energy Systems is a record $1.35 billion. Based on current market conditions and our solid year-to-date performance, we remain on track to achieve our full-year 2004 diluted earnings per share estimate, which is in the range of 15 to 20 percent above 2003.”

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Review of Operations – Third Quarter 2004

Sales for Energy Systems, comprising Energy Production Systems and Energy Processing Systems, were $488.1 million in the third quarter of 2004, up 30 percent from $375.6 million in the third quarter of 2003. Energy Systems’ operating profit for the third quarter was $29.1 million, up from $22.1 million in the same quarter last year.

Energy Systems’ inbound orders were $489.6 million for the third quarter, up $173.4 million compared to the third quarter of 2003. Strong inbound in subsea of $295 million was the primary driver for the quarter-over-quarter order improvement. Energy Systems’ total backlog at the end of the third quarter was a record $1.35 billion compared to $788 million at the end of the third quarter of 2003.

Energy Production Systems’ third quarter sales of $363.6 million increased 34 percent over the prior-year quarter. The quarter-over-quarter increase was due mainly to higher subsea systems sales and higher sales in floating production systems as the CNR, Santos and Sonatrach projects progress. The impact of foreign currency translation also contributed to the growth in sales over the prior-year quarter. Subsea revenue of $255 million was $57 million above the prior-year quarter due to improved sales in all major basins except the Gulf of Mexico. Segment operating profit of $20.2 million was up 44 percent from the third quarter of 2003 due largely to margin improvement and increased volume in the subsea and surface systems businesses. This operating profit improvement was partially offset by a $4.4 million loss provision associated with an increase of our total project cost estimate to complete the Sonatrach project.

Energy Production Systems’ inbound orders of $379.7 million for the third quarter were $172.8 million above the prior-year quarter. Subsea project orders drove the increase in inbound orders over the prior-year quarter. Energy Production Systems’ backlog of $1.2 billion is $561.4 million higher than the prior-year third quarter on the strength of subsea orders. Subsea backlog exceeded $1.0 billion at the end of the third quarter.

Energy Processing Systems’ third quarter sales of $126.6 million increased 19 percent over the prior-year quarter due to higher demand for liquid measurement equipment in Europe and material handling equipment in the United States. The impact of favorable foreign currency translation also contributed to the sales growth over the prior-year quarter. Operating profit of $8.9 million improved $0.8 million compared to the third quarter of 2003 due mainly to strong demand for WECO®/Chiksan® products from service companies and volume and margin improvement in the

Page 3 - FMC Technologies Reports 14 Percent Increase in Third Quarter 2004 Earnings Per Share of $0.32

material handling business resulting from a strengthening U.S. market. Lower margins in the loading systems business due to project execution and changes in sales mix together with lower production manifold business only partially offset the operating profit improvement in the quarter.

Energy Processing Systems’ inbound orders were $110.6 million for the third quarter, up slightly from the prior-year quarter. FMC Technologies continues to see strong demand for WECO®/Chiksan® products from service companies as well as demand for material handling systems. This increase in order inbound is partially offset by the delayed inbound for loading systems projects. Energy Processing Systems’ backlog of $130 million was essentially flat compared to the prior-year quarter.

FoodTech’s third quarter sales of $137.8 million were 8 percent higher compared with the third quarter of 2003. Strong sales of freezing systems in North America and Asia and the impact of favorable foreign currency translation were the primary drivers of the increased sales over the prior-year quarter. Operating profits of $8.3 million were $1.6 million below the prior-year quarter due to a favorable adjustment for foreign sales taxes recognized in the third quarter of 2003. Improvements in freezing systems and lower costs that partly resulted from the sale of a harvester product line in 2003 were offset by the impact of competitive pressure in the citrus business and, to a lesser extent, lower sales of products associated with grapefruit processing as a direct result of the Florida hurricanes. Inbound of $127.0 million was flat compared to the prior-year quarter. Backlog of $131.0 million was up 9 percent over the prior-year quarter due mainly to higher food processing orders in the canning market as well as citrus related projects.

Airport Systems’ third quarter sales of $76.1 million were 30 percent higher compared with the third quarter of 2003. Sales improved over the prior-year quarter due to stronger demand for Jetway® passenger boarding bridges from domestic airlines and airport authorities. Ground support equipment sales improved over the prior-year quarter on increased demand from airport ground handlers and cargo handling companies. Operating profit of $6.1 million was $0.8 million higher than the prior-year quarter due to increased volume offset in part by higher steel costs and an unfavorable product mix. Inbound orders were $60.0 million in the third quarter of 2004, up 29 percent from the prior-year quarter due mainly to stronger demand for passenger boarding bridges as well as an order from the U.S. Air Force for additional work on in-service Halvorsen loaders. Backlog of $131.0 million was up 16 percent over the prior-year quarter.

Corporate expense in the third quarter of 2004 was $6.3 million, $0.6 million above the prior-year period. Other expense, net, of $4.8 million increased $1.2 million compared with the prior-year

Page 4 - FMC Technologies Reports 14 Percent Increase in Third Quarter 2004 Earnings Per Share of $0.32

period due to an expense adjustment relating to an international benefit plan. Net interest expense in the third quarter of 2004 was $1.4 million, down from $2.2 million in the third quarter of 2003, due primarily to lower average debt.

Debt, less cash, at the end of the third quarter of 2004 was $167.2 million, up from $112.0 million at the end of the second quarter of 2004 mainly due to the timing of working capital requirements for the Sonatrach project. During the quarter the Company made a $30 million contribution to its pension fund. Depreciation and amortization for the third quarter of 2004 was $15.6 million. Capital expenditures during the third quarter of 2004 totaled $10.5 million.

Summary and Outlook

FMC Technologies reported earnings per diluted share of $0.32 for the third quarter 2004 compared to $0.28 in the prior-year quarter. Backlog remained solid at $1.6 billion on the strength of subsea. Energy Systems’ revenue grew 30 percent and operating profit improved 32 percent over the prior-year quarter on the strength of the subsea and surface businesses. FoodTech revenue increased mainly due to freezing systems and favorable foreign currency translation, while operating profit decreased due to competitive pressures in the citrus business and a favorable sales tax adjustment recognized in the third quarter of 2003. Airport Systems showed continued profit improvement in the Jetway® and ground support equipment businesses. FMC Technologies maintains its guidance for full-year 2004 earnings per diluted share in the range of 15 to 20 percent over 2003.

FMC Technologies estimates that full-year 2005 earnings per diluted share will be in the range of $1.30 to $1.50. Energy Production Systems is expected to show strong growth over 2004 on the strength of the subsea business. Energy Processing Systems should continue to show growth over 2004 as rig activity remains strong. The FoodTech segment is anticipated to be flat to slightly up, reflecting the impact of the 2004 Florida hurricanes on operating profits in the citrus business. Airport Systems should be flat to slightly up from the performance in 2004.

# # #

FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production and Energy Processing), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 8,600 people and operates 32 manufacturing facilities in 16 countries.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to

Page 5 - FMC Technologies Reports 14 Percent Increase in Third Quarter 2004 Earnings Per Share of $0.32

control. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties described in the Cautionary Note Regarding Forward-Looking Statements in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its third quarter 2004 conference call at 9:00 a.m. (Eastern Daylight Time) on Tuesday, October 26, 2004. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website address.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Revenue	$700.0	$560.1	$1,934.2	$1,669.7
Costs and expenses	668.8	532.0	1,846.5	1,596.4

	31.2	28.1	87.7	73.3
Minority interests	(1.2)	0.1	(1.3)	0.5
Net interest expense	1.4	2.2	5.2	6.9

Income before income taxes	31.0	25.8	83.8	65.9
Provision for income taxes	9.0	7.2	24.3	18.3

Net income	$22.0	$18.6	$59.5	$47.6

Earnings per share
Basic	$0.32	$0.28	$0.88	$0.72

Diluted	$0.32	$0.28	$0.86	$0.71

Weighted average shares outstanding
Basic	67.9	66.2	67.3	66.0

Diluted	69.7	67.1	69.0	66.8

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Revenue
Energy Production Systems	$363.6	$271.2	$1,005.3	$826.8
Energy Processing Systems	126.6	106.1	351.1	304.1
Intercompany eliminations	(2.1)	(1.7)	(8.4)	(2.0)

Subtotal Energy Systems	488.1	375.6	1,348.0	1,128.9
FoodTech	137.8	127.2	392.6	387.8
Airport Systems	76.1	58.7	199.3	158.1
Intercompany eliminations	(2.0)	(1.4)	(5.7)	(5.1)

	$700.0	$560.1	$1,934.2	$1,669.7

Income before income taxes
Segment operating profit
Energy Production Systems	$20.2	$14.0	$64.2	$50.1
Energy Processing Systems	8.9	8.1	20.6	17.6

Subtotal Energy Systems	29.1	22.1	84.8	67.7
FoodTech	8.3	9.9	26.8	31.4
Airport Systems	6.1	5.3	11.3	8.0

Total segment operating profit	43.5	37.3	122.9	107.1

Corporate items
Corporate expense	(6.3)	(5.7)	(18.9)	(17.6)
Other expense, net (1)	(4.8)	(3.6)	(15.0)	(16.7)
Net interest expense	(1.4)	(2.2)	(5.2)	(6.9)

Total corporate items	(12.5)	(11.5)	(39.1)	(41.2)

Income before income taxes	$31.0	$25.8	$83.8	$65.9

(1)	Other expense, net, comprises expense related to stock-based compensation, LIFO inventory adjustments, expense related to employee pension and other postretirement employee benefits and foreign currency related gains or losses. Stock-based compensation expense includes the recognition of stock-based awards over the vesting period. Beginning in 2004, the Company recorded expense for stock options in accordance with SFAS No. 123 and prior period results were restated. The following table displays pre-tax expense from stock-based compensation:

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Stock option compensation expense	$1.3	$2.8	$3.7	$8.0
All other stock-based compensation expense	2.3	0.9	5.7	2.7

	$3.6	$3.7	$9.4	$10.7

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Inbound Orders
Energy Production Systems	$379.7	$206.9	$1,349.7	$668.0
Energy Processing Systems	110.6	109.8	343.9	324.6
Intercompany eliminations	(0.7)	(0.5)	(5.1)	(8.4)

Subtotal Energy Systems	489.6	316.2	1,688.5	984.2
FoodTech	127.0	126.9	406.0	401.1
Airport Systems	60.0	46.6	200.8	158.9
Intercompany eliminations	(1.4)	(1.3)	(5.8)	(4.5)

Total inbound orders	$675.2	$488.4	$2,289.5	$1,539.7

	September 30
	2004	2003
Order Backlog
Energy Production Systems	$1,225.2	$663.8
Energy Processing Systems	130.0	130.5
Intercompany eliminations	(2.1)	(6.3)

Subtotal Energy Systems	1,353.1	788.0
FoodTech	131.0	120.6
Airport Systems	131.0	112.7
Intercompany eliminations	(1.3)	(0.8)

Total order backlog	$1,613.8	$1,020.5

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30, 2004	December 31, 2003
	(Unaudited)
Cash and cash equivalents	$35.8	$29.0
Trade receivables, net	641.2	544.1
Inventories	299.6	286.8
Investment in MODEC International LLC	16.2	—
Other current assets	84.8	89.5

Total current assets	1,077.6	949.4
Property, plant and equipment, net	318.4	327.9
Goodwill	118.2	118.2
Intangible assets, net	70.0	71.2
Other assets	117.0	137.9

Total assets	$1,701.2	$1,604.6

Short-term debt and current portion of long-term debt	$30.4	$20.4
Accounts payable, trade and other	292.0	272.4
Advance payments	270.1	255.6
Other current liabilities	310.6	296.7

Total current liabilities	903.1	845.1
Long-term debt, less current portion	172.6	201.1
Other liabilities	81.3	115.1
Common stock	0.7	0.7
Other stockholders’ equity	543.5	442.6

Total liabilities and stockholders’ equity	$1,701.2	$1,604.6

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Nine Months Ended September 30
	2004	2003
Cash provided by operating activities of continuing operations:
Net income	$59.5	$47.6
Depreciation and amortization	46.6	41.2
Trade receivables, net	(103.0)	(40.9)
Advance payments	14.5	33.9
Other	9.1	24.2

Net cash provided by operating activities of continuing operations	26.7	106.0

Cash required by discontinued operations	(5.6)	(4.9)

Cash provided (required) by investing activities:
Capital expenditures	(33.3)	(42.9)
Retirement of sale-leaseback obligations	—	(35.9)
Business acquisitions, net of cash acquired	(0.9)	(43.9)
Other	4.8	4.0

Net cash required by investing activities	(29.4)	(118.7)

Cash provided (required) by financing activities:
Net increase (decrease) in short-term debt	10.1	(41.0)
Net increase in commercial paper	11.8	199.9
Net decrease in long-term debt	(40.3)	(132.4)
Issuance of capital stock	32.9	9.0
Net (increase) decrease in common stock in employee benefit trust	1.0	(0.4)

Net cash provided by financing activities	15.5	35.1

Effect of changes in foreign exchange rates on cash and cash equivalents	(0.4)	0.5

Increase in cash and cash equivalents	6.8	18.0
Cash and cash equivalents, beginning of period	29.0	32.4

Cash and cash equivalents, end of period	$35.8	$50.4